UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 30, 2009

Icahn Enterprises L.P.

 (Exact name of registrant as specified in its charter)

Delaware	1-9516	13-3398766
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, Suite 4700, New York, NY	10153
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 702-4300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.           Regulation FD Disclosure

On December 30, 2009, Icahn Enterprises L.P. (“Icahn Enterprises”) issued a press release announcing that it, together with Icahn Enterprises Finance Corp., intends to offer $2.0 billion in principal amount of new senior debt securities (the “New Notes”) for issuance in a private placement not registered under the Securities Act of 1933, as amended. A copy of the press release is attached hereto as Exhibit 99.1.

 In connection with the offering of the New Notes, Icahn Enterprises disclosed certain information to prospective investors in a preliminary offering memorandum dated January 4, 2010 (the “Offering Memorandum”).  Pursuant to Regulation FD, Icahn Enterprises is furnishing as Exhibits 99.2 and 99.3 the sections captioned “Summary Consolidated Historical and Pro Forma Financial Data” and “Capitalization” set forth in the Offering Memorandum.

The information contained in Exhibits 99.2 and 99.3 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.  In addition, the information contained in Exhibits 99.2 and 99.3 shall not be incorporated by reference into any of Icahn Enterprises’ filings with the Securities and Exchange Commission or any other document except as shall be expressly set forth by specific reference in such filing or document.

This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any securities of Icahn Enterprises.

Item 8.01.           Other Events

On December 30, 2009, Icahn Enterprises issued a press release announcing that it, together with Icahn Enterprises Finance Corp., commenced separate cash tender offers to purchase any and all of the $967.0 million outstanding aggregate principal amount of their 7.125% Senior Notes due 2013 (the “2013 Notes”) and any and all of the $353.0 million outstanding aggregate principal amount of their 8.125% Senior Notes due 2012 (the “2012 Notes”).  In connection with the tender offers, Icahn Enterprises is soliciting consents to effect certain proposed amendments to the indentures governing the 2013 Notes and 2012 Notes to eliminate most of the restrictive covenants and amend certain other provisions.

Icahn Enterprises also announced that the Audit Committee of the Board of Directors of the General Partner approved the redemption of all outstanding preferred units on March 31, 2010 in accordance with the terms of its partnership agreement at a redemption price equal to the liquidation preference of the preferred units, plus accrued but unpaid distributions thereon, or an aggregate of approximately $138 million.  The partnership agreement provides that the redemption price may be paid in cash or in depositary units.  The preferred units will be redeemed by the issuance of additional depositary units, which will be valued at the average price at which the depositary units are trading over the 20-day period immediately preceding March 31, 2010, the redemption date, plus cash in lieu of fractional interests.

Icahn Enterprises also announced that it is in negotiations to acquire an aggregate of approximately 54% of the issued and outstanding common stock of American Railcar Industries, Inc. and an aggregate of approximately 70% of the issued and outstanding common stock of Viskase Companies, Inc., in each case, from affiliates of Carl C. Icahn for consideration to be comprised solely of depository units of Icahn Enterprises.  The acquisitions are subject to approval by the Audit Committee of the Board of Directors of the General Partner, which has retained independent counsel and an independent financial advisor, and the consummation of the offering of the New Notes.

A copy of the press release is attached hereto as Exhibit 99.4.

Item 9.01.           Financial Statements and Exhibits

(d) Exhibits

99.1 – Press Release dated December 30, 2009.

99.2 – Information contained under the caption “Summary Consolidated Historical and Pro Forma Financial Data” in the Offering Memorandum.

99.3 – Information contained under the caption “Capitalization” in the Offering Memorandum.

99.4 – Press Release dated December 30, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICAHN ENTERPRISES L.P.
(Registrant)

By:	Icahn Enterprises G.P. Inc.
its General Partner

	By:	/s/ Dominick Ragone
Dominick Ragone
Principal Financial Officer

Date:     January 4, 2010